Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact:
Tom Ryan/Don Tomoff
866-947-4663

Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com
ZipRealty Announces First Quarter 2008 Results
EMERYVILLE, Calif. — May 7, 2008 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its first quarter ended March 31, 2008. For the quarter, net revenues were $20.6 million, an 11.8% decrease from the $23.4 million reported in the first quarter of 2007. The Company’s net loss for the period was $7.3 million, or $0.31 per share compared with a net loss of $3.1 million or $0.14 per share in the year ago period. The pro forma loss per share, excluding the effect of stock-based compensation and certain one-time items, was $0.24 for the first quarter compared with $0.10 loss per share for the same period a year ago.
Pat Lashinsky, President and CEO of ZipRealty, commented, “During the first quarter, we experienced better than expected bottom-line results as we adapted to conditions and executed well despite a challenging residential real estate environment. Contributing to our performance was a modest increase in transactions at lower average prices, due in part to a shift toward less traditional transactions including foreclosure, bank REO and short sale transactions. Results for the period were also driven by ongoing expense management which has carried over from the fourth quarter.” Lashinsky continued, “Importantly, we are on track to achieve our 2008 earnings guidance, and we believe our focus on execution, which clearly delivered benefits this quarter, will position us to drive operating leverage going forward.”
ZipRealty announced the following operating metrics for the first quarter of 2008:
•	At March 31, 2008, there were 2,285 ZipAgents employed, up from 1,875 agents at the end of the first quarter 2007. On a sequential quarterly basis, agent count increased by 105 from December 31, 2007.

•	The total value of real estate transactions closed decreased to approximately $884 million in the first quarter of 2008 versus $1.044 billion for the same period in 2007.

•	The total number of transactions closed was 3,121, compared to 3,110 in the first quarter last year.

•	Average net revenue per transaction decreased approximately 8.6% to $6,447 from $7,291 in the first quarter of 2007.
Balance Sheet & Liquidity
As of March 31, 2008, the Company had approximately $72.4 million of cash, cash equivalents and short-term investments, with no long-term debt. As reported in early April 2008, the Company repurchased all of the shares of its common stock held by Pyramid Technology Ventures in a privately negotiated transaction for approximately $17.4 million, which reduced its cash balance accordingly.
Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes, and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method involves key information management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Financial Guidance
The Company's expectations for the business are consistent with guidance communicated in early March 2008. However, as a result of the repurchase of shares from Pyramid Ventures, guidance has been revised to reflect the impact attributable to the reduction in interest income that would have been earned on the funds used to repurchase the shares and per share amounts have been revised to reflect the impact of the decrease in weighted average shares outstanding for the full year.
In 2008, the Company plans to limit expansion to two to four new markets, including the Long Island, New York market opened in the first quarter, as it focuses resources on optimizing the return on investment in all of its markets. Based on this plan and management’s current outlook, the Company anticipates the following:
•	Revenues for the full year are expected to range from $114.0 to $118.0 million.

•	The Company expects to report a full year GAAP net loss of between $8.9 and $10.4 million, or $0.42 to $0.50 per basic and diluted share, based on 20.9 million shares outstanding. The range of the pro forma net loss is expected to be between $4.9 and $6.4 million, or $0.23 to $0.30 per basic and diluted share.

Conference Call Details
A conference call to discuss first quarter results will be webcast live on Wednesday, May 7, 2008 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 888-254-2798. A replay of the conference call will be available through May 14, 2008 by dialing 888-203-1112, password 8426866.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company utilizes its user-friendly website and employee real estate agents to provide homebuyers and sellers with high-quality service and value. ZipRealty’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform help to reduce costs, allowing the Company to pass on significant savings to consumers. Founded in 1999, the company operates in 34 major markets in 19 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements about the Company being on track with its 2008 earnings guidance, revised to reflect the impact due to the repurchase of shares from Pyramid Technologies Ventures, the Company's focus on execution, its position to drive operating leverage going forward, plans to limit expansion to two to four new markets, including the Long Island, New York market opened in the first quarter, and the Company’s anticipated revenues and GAAP and pro forma net losses for 2008 included under the heading “Financial Guidance.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the Company’s limited operating history and limited profitability, the Company’s access to MLS listings and leads from third parties that it does not control, a continuing decline and volatility in the residential real estate market, including a decline in the number and/or sales prices of homes, economic events or trends in housing prices, interest rates, the newness and scalability of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, legal challenges to the Company’s compensation plans, including expense policies, under federal and state wage and hour laws, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, management transitions, use by Internet service providers and personal computer users of more restrictive email filters, seasonality, geographic concentration, and other risk factors set forth in the Company’s Form 10-K for fiscal year 2007, and other filings with the SEC including our quarterly Form 10-Qs and periodic Form 8-Ks. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts and operating data)

	Three Months Ended
	March 31,
	2008	2007
Net transaction revenues	$20,121	$22,675
Referral and other revenues	503	707

Net revenues	20,624	23,382

Operating expenses
Cost of revenues	12,342	13,075

Product development	2,146	1,681
Sales and marketing	10,028	8,847
General and administrative	3,682	3,968
Litigation	625	—

Total operating expenses	28,823	27,571

Loss from operations	(8,199)	(4,189)

Other income (expense):
Interest income	911	1,088
Other income (expense), net	27	(4)

Total other income (expense), net	938	1,084

Loss before income taxes	(7,261)	(3,105)

Provision for income taxes	—	—

Net loss	$(7,261)	$(3,105)

Net loss per share:
Basic	$(0.31)	$(0.14)
Diluted	$(0.31)	$(0.14)

Weighted average common shares outstanding:
Basic	23,450	22,008
Diluted	23,450	22,008

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	2,180	1,794
Number of ZipAgents at end of period	2,285	1,875
Total value of real estate transactions closed during period (in billions)	$0.88	$1.04
Number of transactions closed during period (1)	3,121	3,110
Average net revenue per transaction during period (2)	$6,447	$7,291

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma net income (loss) and pro forma net income (loss) per share
Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation expense, non-cash income taxes, and certain one-time items, if any. Management believes that pro forma net income (loss) for the three months ended March 31, 2008 and 2007 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended
	March 31,
	2008	2007
GAAP net loss as reported	$(7,261)	$(3,105)
Stock-based compensation	1,009	823
Non-cash income taxes	—	—
One-time item; litigation settlement	625	—

Pro forma net loss	$(5,627)	$(2,282)

Pro forma net loss per share:
Basic	$(0.24)	$(0.10)
Diluted	$(0.24)	$(0.10)

Pro forma weighted average common shares outstanding:
Basic	23,450	22,008
Diluted	23,450	22,008

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
(In thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$16,924	$7,818
Short-term investments	55,516	72,649
Accounts receivable, net	1,953	1,170
Prepaid expenses and other current assets	2,963	3,267

Total current assets	77,356	84,904

Restricted cash	90	90
Property and equipment, net	4,920	5,366
Intangible assets, net	111	119
Other assets	360	340

Total assets	$82,837	$90,819

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,708	$2,095
Accrued expenses and other current liabilities	7,971	10,495

Total current liabilities	10,679	12,590

Other long-term liabilities	486	503

Total liabilities	11,165	13,093

Stockholders’ equity:
Common stock: $0.001 par value; 23,660 and 23,651 shares issued and 23,650 and 23,641 shares outstanding at March 31, 2008 and December 31, 2007, respectively	24	24
Additional paid-in capital	145,452	144,499
Common stock warrants	168	209
Deferred stock-based compensation	—	(3)
Accumulated other comprehensive income	480	188
Accumulated deficit	(74,402)	(67,141)
Treasury stock, at cost	(50)	(50)

Total stockholders’ equity	71,672	77,726

Total liabilities and stockholders’ equity	$82,837	$90,819